Exhibit 99.1
[LOGO]
NATURAL GAS SERVICES GROUP, INC.

FOR IMMEDIATE RELEASE	For More Information, Contact:
December 14, 2005	Jim Drewitz, Investor Relations
972-355-6070
Stephen C. Taylor, President & CEO
800-580-1828
NATURAL GAS SERVICES GROUP, INC. ANNOUNCES
CHAIRMAN’S RETIREMENT
MIDLAND, TEXAS, December 14, 2005 — Natural Gas Services Group, Inc. (AMEX:NGS), announced today the retirement of Wallace C. Sparkman, 75, as a Director and Chairman of the Board. Mr. Sparkman’s retirement is effective December 31, 2005.
“Wallace was instrumental in forming Natural Gas Services Group, Inc. in December 1998. Under his dedication, leadership and 37 years of experience in the energy service industry, NGS has become a publicly owned natural gas compression company which has grown stronger and more competitive every year,” said Stephen C. Taylor, President and CEO. “We wish Wallace and his wife, Patsy, all the best in their well deserved years of retirement.”
About Natural Gas Services Group, Inc.
NGS, a leading provider of small to medium horsepower compression equipment to the natural gas industry, designs, fabricates and rents natural gas compressors that enhance the production of natural gas wells and provides maintenance services for those compressors. NGS also manufactures, designs and sells custom fabricated natural gas compressors to meet specific customer requirements, and designs, manufactures and sells flare systems for gas plant and production facilities. NGS is headquartered in Midland, TX with manufacturing facilities located in Midland, Tulsa, OK and Lewiston, MI. NGS focuses primarily on the non-conventional gas industry, i.e., coalbed methane, gas shales and tight gas, with operating personnel located in major natural gas basins of the United States.
For more information visit the Company’s website at www.ngsgi.com.

Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS’s actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and natural gas prices which could cause a decline in the demand for NGS’s products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in NGS’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission.
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